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EXHIBIT 99.1

                                          Contact:  N. Gregory Petrick
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    (814) 234-6000

Press Release
FOR IMMEDIATE RELEASE

                                 UNI-MARTS, INC.
             ANNOUNCES FISCAL 2004 SECOND QUARTER FINANCIAL RESULTS

      STATE COLLEGE, PENNSYLVANIA, April 28, 2004 - Uni-Marts, Inc. (AMEX: UNI), a convenience store operator in the mid-Atlantic region, today reported financial results for the second fiscal quarter ended April 1, 2004.

      For the second quarter of fiscal 2004, revenues from continuing operations of 163 stores were $79.7 million, a 16.9% increase, compared to revenues of $68.2 million for the second quarter of fiscal 2003. The increase in revenues is principally due to a 29.4% increase in gasoline sales as a result of a 34.5 cent per gallon increase in the average reported retail price per gallon of petroleum sold at the Company's locations in the second quarter of fiscal 2004 when compared to the second quarter of fiscal 2003. The 34.5 cent per gallon price increase includes the effect of the Company's change in payment method for Pennsylvania gasoline taxes of 25.9 cents per gallon that became effective in June 2003, representing approximately $6.1 million of the gasoline sales reported in the second quarter of fiscal 2004. At comparable stores, merchandise sales from continuing operations increased by 5.9% and gasoline gallons sold from continuing operations increased by 4.2% compared to the second quarter of fiscal 2003.

      The Company reported a loss from continuing operations of $896,000, or $0.13 per share, compared to a loss of $733,000, or $0.10 per share, for the second quarter of fiscal 2003. Losses from discontinued operations were $456,000, or $0.06 per share, compared to losses from discontinued operations of $1.5 million, or $0.22 per share, in the prior year's second fiscal quarter. In the second quarter of fiscal 2004, the loss from discontinued operations lessened primarily as a result of the discontinuance of $778,000 of depreciation on assets held for sale in the current fiscal quarter, in addition to a $248,000 loss on disposal of discontinued operations reported in the second quarter of fiscal 2003. Total net losses for continued and discontinued operations for the second quarter of fiscal 2004 were $1.4 million, or $0.19 per share, compared to total net losses of $2.3 million, or $0.32 per share, for the second quarter of fiscal 2003.

      Henry D. Sahakian, Chairman and Chief Executive Officer, commented, "In the second quarter of fiscal 2004, revenues improved due to increases in gasoline retail prices and comparable store merchandise sales when compared to the second quarter of fiscal 2003. Merchandise gross margins


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increased by 3.1%, while gasoline gross margins declined by 9.1% when compared to the same quarter of the prior fiscal year."

      For the first six months of fiscal 2004, revenues from continuing operations of 163 stores were $161.1 million, a 15.6% increase, compared to revenues of $139.3 million for the first six months of fiscal 2003. Revenues increased principally due to a 28.9%, or a 35.0 cent per gallon, increase in gasoline sales as a result of an increase in the average reported retail price per gallon of petroleum sold in the current fiscal year. The 35.0 cent per gallon increase includes the effect of the Company's change in its payment method for Pennsylvania gasoline taxes that became effective in June 2003. At comparable stores, merchandise sales from continuing operations increased 4.5%, while gasoline gallons sold from continuing operations increased by 2.6% when compared to the first six months of fiscal 2003.

      The Company reported a loss from continuing operations of $524,000, or $0.07 per share, for the first six months of fiscal 2004, compared to a loss of $392,000, or $0.05 per share, for the first six months of fiscal 2003. The loss from discontinued operations was $118,000, or $0.02 per share, compared to a loss of $2.3 million, or $0.32 per share, in the first six months of fiscal 2003. The Company reported a one-time, non-cash charge of $5.5 million, or a loss of $0.78 per share, in the first six months of fiscal 2003 due to a change in accounting principle relating to the adoption of Statement of Financial Accounting Standard No. 142. Total net losses for continued and discontinued operations for the first six months of fiscal 2004 were $642,000, or $0.09 per share, compared to total net losses of $8.2 million, or $1.15 per share, for the comparable period of the prior fiscal year.

      Mr. Sahakian added, "For the first six months of fiscal 2004 higher merchandise sales contributed to a 1.6% increase in merchandise margins. Additional gasoline gallons sold were offset by a slight decline in the gross profit per gallon sold, resulting in a 2.9% decline in gasoline gross margins."

      In accordance with the Company's previously announced plans to divest 130 store locations, at April 1, 2004, the Company had 122 remaining stores classified as discontinued operations on its balance sheet totaling $40.8 million. The income and expense relating to these stores is classified as discontinued operations. The Company intends to continue to operate these stores pending successful negotiation of their sale or sub-lease.

      At April 1, 2004, Uni-Marts operated 285 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York, Delaware, and Maryland. Self-service gasoline was sold at 235 of these locations.

Certain statements contained in this release are forward looking. Although Uni-Marts, Inc. believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. The forward-looking statements include, but are not limited to, statements related to the possibility of successful completion of any strategic transaction or enhancement of stockholder value. Factors that could cause actual results to differ from expectations include general economic, business and market conditions, volatility of gasoline prices, merchandise margins, customer traffic, weather conditions, labor costs and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.


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UNI-MARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

                                                            Second Quarter Ended            Two Quarters Ended
                                                          April 1,        April 3,        April 1,        April 3,
                                                            2004            2003            2004            2003
                                                         ----------      ----------      ----------      ----------
REVENUES:
 Merchandise sales                                       $   34,202      $   33,091      $   70,464      $   68,890
 Gasoline sales                                              45,008          34,772          89,749          69,631
 Other income                                                   540             336             851             754
                                                         ----------      ----------      ----------      ----------
     Total                                                   79,750          68,199         161,064         139,275
COSTS AND EXPENSES:
 Cost of sales                                               66,335          55,000         133,085         111,555
 Selling                                                     10,131           9,981          20,153          20,207
 General and administrative                                   2,231           1,985           4,428           3,886
 Depreciation and amortization                                1,079           1,113           2,161           2,226
 Interest                                                       869             895           1,759           1,816
                                                         ----------      ----------      ----------      ----------
     Total                                                   80,645          68,974         161,586         139,690
Loss from continuing operations before
  income taxes and change in accounting principle              (895)           (775)           (522)           (415)
Income tax provision (benefit)                                    1             (42)              2             (23)
                                                         ----------      ----------      ----------      ----------
Loss from continuing operations before
  change in accounting principle                               (896)           (733)           (524)           (392)
DISCONTINUED OPERATIONS:
Loss from discontinued operations                              (456)         (1,378)           (118)         (2,185)
Loss on disposal of discontinued operations                       0            (248)              0            (248)
Income tax benefit                                                0             (84)              0            (128)
                                                         ----------      ----------      ----------      ----------
Loss on discontinued operations                                (456)         (1,542)           (118)         (2,305)
Cumulative effect of change in accounting principle,
  net of income tax benefit of $310                               0               0               0          (5,547)
                                                         ----------      ----------      ----------      ----------
Net loss                                                 $   (1,352)     $   (2,275)     $     (642)     $   (8,244)
                                                         ==========      ==========      ==========      ==========
(LOSS) EARNINGS PER SHARE:
Loss per share from continuing operations
  before change in accounting principle                  $    (0.13)     $    (0.10)     $    (0.07)     $    (0.05)
Loss per share from discontinued operations                   (0.06)          (0.22)          (0.02)          (0.32)
Loss per share from change in accounting principle             0.00            0.00            0.00           (0.78)
                                                         ----------      ----------      ----------      ----------
Net loss per share                                       $    (0.19)     $    (0.32)     $    (0.09)     $    (1.15)
                                                         ==========      ==========      ==========      ==========
Weighted average number of common shares outstanding          7,204           7,155           7,200           7,143
                                                         ==========      ==========      ==========      ==========

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

                                                        April 1,     September 30,
                                                          2004           2003
                                                       ----------     ----------
Current assets                                         $   67,514     $   75,370
Net property, equipment and improvements                   49,463         51,083
Net intangible and other assets                             1,311          1,508
                                                       ----------     ----------
     Total                                                118,288        127,961
Current liabilities                                        61,491         69,287
Long-term debt                                             33,896         34,450
Deferred taxes and other liabilities                        3,397          4,101
                                                       ----------     ----------
     Total                                                 98,784        107,838
Stockholders' equity                                       19,504         20,123
                                                       ----------     ----------
Total liabilities and stockholders' equity             $  118,288     $  127,961
                                                       ==========     ==========
Book value per share                                   $     2.71     $     2.80
                                                       ==========     ==========


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